                                                                     EXHIBIT 8.1


                         [LETTERHEAD OF WHITE & CASE]



                                                Dated the Effective
                                                Date of the
                                                Registration Statement


Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado  80203


Ladies and Gentlemen:


          We have acted as special counsel to Newmont Mining Corporation, a Delaware corporation ("Newmont") in connection with the proposed merger (the "Merger") of Midtown Two Corp. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Newmont, with and into Santa Fe Pacific Gold Corporation, a Delaware corporation ("Santa Fe"), upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 10, 1997, by and among Newmont, Merger Sub and Santa Fe. At your request, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of Newmont, Santa Fe and Merger Sub, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Newmont and Santa Fe, and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus of Newmont and Santa Fe which is part of the Registration Statement on Form S-4 (No. 333-19335) (the "Registration Statement") of Newmont relating to the proposed Merger (the "Joint Proxy Statement/Prospectus").

WHITE & CASE

Newmont Mining Corporation
Page2




          We have also assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance with the provisions of the Merger Agreement and as described in the Joint Proxy Statement/Prospectus, (ii) the representations and warranties set forth in the Merger Agreement are true and correct, (iii) the Merger will be approved as required by law or stock exchange policy by stockholders of Newmont and Santa Fe, (iv) the conditions to the Merger set forth in the Merger Agreement will not be waived, and (v) the Merger will qualify as a merger under the applicable laws of the State of Delaware.

          Based upon and subject to the foregoing, it is our opinion that under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be the material federal income tax consequences of the Merger:

          (i) no gain or loss will be recognized by a U.S. Holder on the exchange of Santa Fe Common Stock for Newmont Mining Common Stock, except as described below with respect to the receipt of cash in lieu of fractional shares of Newmont Mining Common Stock;

          (ii) the aggregate adjusted tax basis of shares of Newmont Mining Common Stock received by a U.S. Holder (including fractional shares of Newmont Mining Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Santa Fe Common Stock exchanged therefor;

          (iii) the holding period of shares of Newmont Mining Common Stock (including the holding period of fractional shares of Newmont Mining Common Stock) received by a U.S. Holder who holds Santa Fe Common Stock as a capital asset will include the holding period of the Santa Fe Common Stock exchanged therefor;

          (iv) a U.S. Holder of Santa Fe Common Stock who receives cash in lieu of fractional shares of Newmont Mining Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder who holds Santa Fe Common Stock as a capital asset will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Newmont Mining Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year; and

WHITE & CASE

Newmont Mining Corporation
Page 3






     (v) no gain or loss will be recognized by Newmont or Santa Fe with respect to the exchange of Santa Fe Common Stock and Newmont Common Stock as a result of the Merger.

          This opinion does not address the various state, local and foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

          We consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the headings "SUMMARY -- The Merger --U.S. Federal Income Tax Consequences," and "THE MERGER -- U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,


                              /s/ White & Case